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                                                                   EXHIBIT 16.1

Securities and Exchange Commission                      March 6, 1997
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Aspec Technology, Inc. and, under the date of April 26, 1996, except as to Note 8, which is as of May 4, 1996, we reported on the balance sheets of Aspec Technology, Inc. as of November 30, 1994 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended November 30, 1995. In December 1996, our appointment as principal accountants was terminated. We have read Aspec Technology, Inc.'s statements included in the second paragraph under the heading "Experts" on page 44 of Aspec Technology, Inc.'s registration statement dated March 6, 1997, on Form S-1, and we agree with such statements in that paragraph, except that we are not in a position to agree or disagree with Aspec Technology Inc.'s statements that the Company did not consult with Deloitte & Touche LLP on any accounting or financial matters in the two years prior to their appointment or that the change in accountants was approved by the Board of Directors.

                                                Very truly yours,

                                                /s/ KPMG PEAT MARWICK